UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

December 27, 2013

Date of Report (Date of earliest event reported)

___________________________________________________________

ACURA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

___________________________________________________________

State of New York	1-10113	11-0853640
(State of Other Jurisdictio	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

616 N. North Court, Suite 120

Palatine, Illinois 60067

(Address of principal executive offices) (Zip Code)

(847) 705-7709

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e- 4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On December 27, 2013, we, Acura Pharmaceuticals, Inc. (“Acura”) and our subsidiary, Acura Pharmaceutical Technologies, Inc. (“APT”, and together with Acura, the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Oxford Finance LLC (“Oxford” or the “Lender”), as collateral agent and as a lender, pursuant to which the Lender agreed to make a term loan to the Company in the principal amount of $10.0 million (the “Term Loan”), subject to the terms and conditions set forth in the Loan Agreement. The Company may use the proceeds of the Loan Agreement for general working capital and to fund its business requirements.

The full principal amount of the Term Loan was funded on December 27, 2013. The Term Loan accrues interest at a fixed rate of 8.35% per annum (with a default rate of 13.35% per annum). The Company is required to make monthly interest−only payments until the Amortization Date and starting on the Amortization Date, the Company is required to make payments of principal and accrued interest in equal monthly installments sufficient to amortize the Term Loan through the maturity date of December 1, 2018. The “Amortization Date” is April 1, 2015, but shall automatically become April 1, 2016 if the Company achieves 75% of its projected Nexafed® cash receipts and 75% of its projected Oxecta® cash receipts for the fiscal year ending December 31, 2014 (collectively, the “First Revenue Event”). The Amortization Date will be further deferred until April 1, 2017 if the First Revenue Event occurs and in addition the Company achieves 75% of its projected Nexafed cash receipts and 75% of its projected Oxecta cash receipts for the fiscal year ending December 31, 2015 (collectively, the “Second Revenue Event”). All unpaid principal and accrued and unpaid interest with respect to the Term Loan is due and payable in full on December 1, 2018. As security for its obligations under the Loan Agreement, the Company granted Lender a security interest in substantially all of its existing and after−acquired assets, exclusive of its intellectual property assets. Pursuant to the Loan Agreement, the Company is not allowed to pledge its intellectual property assets to others.

The Company is obligated to pay customary lender fees and expenses, including a one-time facility fee of $50,000 and the Lender’s expenses in connection with the Loan Agreement. The Company may voluntarily prepay the Term Loan in full, but not in part, and any prepayment is subject to a prepayment premium equal to 3% of the principal prepaid if prepaid on or prior to December 27, 2014, 2% of the principal prepaid, if prepaid after December 27, 2014 but on or prior to December 27, 2015, and 1% of the principal prepaid if prepaid after December 27, 2015. In addition, at the maturity, termination or upon voluntary or mandatory prepayment of the Term Loan the Company must pay the Lender an additional one-time interest payment of (A) $795,000 if the First Revenue Event does not occur, (B) $895,000 if the First Revenue Event occurs but the Second Revenue Event does not occur, or (C) $995,000 if both the First Revenue Event and the Second Revenue Event occur.

The Loan Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among others, limits or restrictions on the Company’s ability to incur liens, incur indebtedness, pay dividends, redeem stock, and merge or consolidate and dispose of assets. In addition, it contains customary events of default that entitles the Lender to cause any or all of the Company’s indebtedness under the Loan Agreement to become immediately due and payable. The events of default (some of which are subject to applicable grace or cure periods), include, among other things, non−payment defaults, covenant defaults, a material adverse change in the Company, bankruptcy and insolvency defaults and material judgment defaults.

Simultaneous with the funding of the Term Loan, pursuant to the terms and conditions of the Loan Agreement, Acura issued to the Lender warrants to purchase an aggregate of up to 297,805 shares of our common stock at an exercise price equal to $1.595 per share (the “Warrants”). The Warrants are immediately exercisable for cash or by net exercise and will expire December 27, 2020.

The foregoing descriptions of the Loan Agreement, the Term Loan and the Warrants do not purport to be complete and are qualified in their entirety by reference to the Loan Agreement and the Warrants, copies of or forms of which will be filed with our annual report on Form 10-K for the year ending December 31, 2013. A copy of the press release announcing the Loan Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off−Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure set forth under Item 1.01 ”Entry into a Material Definitive Agreement” of this Current Report on Form 8−K, which disclosure is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 1.01 “Entry into a Material Definitive Agreement” of this Current Report on Form 8−K, which disclosure is incorporated herein by reference.

The offer and sale of the Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Warrants were offered and sold to an accredited investor in reliance upon exemptions from registration under Section 4(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press Release dated December 30, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACURA PHARMACEUTICALS, INC.

By:	/s/ Peter A. Clemens
Peter A. Clemens
Senior Vice President & Chief Financial Officer

Date: December 30, 2013

Exhibit Index

Exhibit Number	Description

99.1	Press Release dated December 30, 2013